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                                                                    EXHIBIT 11.1

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                                 31-Dec-96 31-Dec-97   31-Dec-98   30-Sept-99
                                 --------- ----------  ----------  -----------
Basic EPS Computation
 Numerator
  Net Income (loss)               (80,681) (159,532) (7,012,429) (33,786,035)
 Denominator
  Weighted average common shares
   outstanding                    430,474   650,607     672,289      846,953
    Basic EPS                       (0.19)    (0.25)     (10.43)      (39.89)
Diluted EPS Computation
 Numerator
  Net Income (loss) attributable
   to common shareholders         (80,681) (159,532) (7,012,429) (38,344,703)
 Denominator
  Weighted average common shares
   outstanding                    430,474   650,607     672,289      846,953
  Weighted average convertible
   preferred shares                     0         0   1,807,675    7,676,487
                                  -------  --------  ----------  -----------
  Total Shares                    430,474   650,607   2,479,964    8,523,440
    Diluted EPS                     (0.19)    (0.25)      (2.83)       (4.50)
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